UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

FTE NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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FTE NETWORKS, INC.

999 VANDERBILT BEACH ROAD, SUITE 601

NAPLES, FL 34108

(877) 878-8136

INFORMATION STATEMENT REGARDING ACTION TO BE TAKEN BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN

April 18, 2016

To the Stockholders of FTE Networks, Inc.:

This Information Statement is first being mailed on or about April 18, 2016 to the holders of record of the common stock, par value $0.001 (“Common Stock”), of FTE Networks, Inc. (“FTE,” the “Company,” “we,” “us” or “our), a Nevada corporation, as of the close of business on December 30, 2015 (the “Record Date”). This Information Statement is being furnished on behalf of the Company’s Board of Directors (the “Board” and each member a “Director”) to inform our stockholders of the following actions to be taken by the Company, which actions have been approved by the written consent (“Written Consent”) of the holders of a majority of the aggregate voting power of our Common Stock, par value $0.001:

1.	Amend the Company’s Articles of Incorporation to effect a reverse stock split of our Common Stock at a 1-for-20 ratio; and

2.	Amend the Company’s Articles of Incorporation to increase the authorized shares of the Company’s Common Stock from 70,000,000 shares to 200,000,000 shares.

The proposed reverse stock split and increase in authorized shares of Common Stock (the “Amendments”) are more fully described in the accompanying Information Statement. The Written Consent was executed in accordance with the Nevada Revised Statutes, which permit that any action which may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The accompanying Information Statement is being furnished to all of our stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing our stockholders of the actions to be taken by Written Consent before they become effective. The actions described herein will take effect no earlier than May 16, 2016. No action is required by you to effectuate the actions contemplated by the Amendments.

You are encouraged to read the enclosed Information Statement, which provides, among other information, details about the reverse stock split and increase in authorized shares of Common Stock. Thank you for your confidence and support.

Very truly yours,

/s/ Michael Palleschi
Name: Michael Palleschi
Title: Chief Executive Officer
FTE Networks, Inc.

GENERAL INFORMATION

This Information Statement is being furnished to the stockholders of the Company to provide material information regarding corporate actions that have been approved by the Written Consent of our stockholders holding a majority of the voting power. The approximate date on which this Information Statement is intended to be sent or given to the stockholders is April 18, 2016. This Information Statement is also available free of charge on the SEC’s website at www.sec.gov.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. If you would like to request additional copies of the Information Statement, if in the future you would like to receive multiple copies of information statements, proxy statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate secretary at the Company’s executive offices at the telephone number or address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TO BE TAKEN BY THE WRITTEN CONSENT OF A MAJORITY OF OUR STOCKHOLDERS.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

VOTING SECURITIES

Record Date

Only stockholders of record as of the close of business on December 30, 2015 (the “Record Date”) are entitled to notice of the actions approved by the Written Consent.

Voting Stock

As of the Record Date, there were 46,386,220 shares of Common Stock, 500.377 shares of Series A Convertible Preferred Stock (“Series A Stock”), 295.234 shares of Series A-1 Preferred Stock (“Series A-1 Stock”), 1,994,200 shares of Series D Convertible Preferred Stock (“Series D Stock”), and 917,461 shares of Series F Convertible Preferred Stock (“Series F Stock”) issued and outstanding. Holders of our Common Stock and our Preferred Stock are entitled to vote together as a single class in matters subject to a vote of our stockholders. Each share of Common Stock entitles the holder thereof to one vote in matters subject to a vote of our stockholders. Each share of Series A Stock and Series A-1 Stock entitles the holder thereof to the number of votes equal to the number of whole shares of Common Stock into which such shares are convertible as of the Record Date. Each share of Series D Stock and Series F Stock entitles the holder thereof to 20 votes per share held as of the Record Date. Fractional shares are rounded down to the nearest whole number for each series of Preferred Stock. No other class of voting securities was outstanding as of the Record date.

AUTHORIZATION BY THE BOARD OF DIRECTORS

AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes (“NRS”), any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consent to such action in writing. Had a special meeting of stockholders been held to vote on the Amendments, approval of the Amendments would have required that the votes cast in favor of the Amendments exceed the votes cast opposing the Amendments. The Written Consent was executed by stockholders who collectively own shares of Common Stock and shares of Preferred Stock representing 53.4% of the voting power of the Company, which voting power was comprised of Series D Stock and Series F Stock. See “Information on Consenting Stockholders” below.

We have obtained all necessary corporate approvals in connection with the actions described herein. We are not seeking written consents from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising stockholders of the actions described herein and giving stockholders notice of such actions as required by the NRS and the Exchange Act.

PROPOSALS BY STOCKHOLDERS

No stockholder entitled to vote has transmitted any proposal to be acted upon by the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON

No director, officer, nominee for election as a director, associate of any director, officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters described herein, other than the interests held by such persons through their respective beneficial ownership of shares of our Common Stock and Preferred Stock set forth below under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

ACTION ONE

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

TO EFFECTUATE THE REVERSE STOCK SPLIT

The Reverse Stock Split

On December 23, 2015, the Board unanimously authorized and approved an amendment to our Articles of Incorporation to effect a reverse stock split of our Common Stock at a 1-for-20 ratio (the “Reverse Split”). On December 30, 2015, stockholders holding a majority of our voting power approved by written consent the amendment to our Articles of Incorporation, which would effect the Reverse Split. The Reverse Split will reduce the number of outstanding shares of our Common Stock by reclassifying and converting all outstanding shares of our Common Stock into a proportionately fewer number of shares of Common Stock. This action will also result in a relative increase in the available number of authorized but unissued shares of our Common Stock because the number of shares authorized for issuance is otherwise unchanged by the Reverse Split. Each stockholder’s proportionate ownership of the issued and outstanding shares of our Common Stock will remain the same. With the exception of adjustments for those stockholders with fractional shares, the Reverse Split will not affect any stockholder’s proportional equity interest in the Company in relation to other stockholders or rights, preferences, privileges or priorities. Outstanding shares of new Common Stock resulting from the Reverse Split will remain fully paid and non-assessable.

The Purpose and Reason for the Reverse Stock Split

One of the main purposes of the Reverse Stock Split is that as a part of the reverse merger on June 19, 2013, the Company is required to do a reverse split to recapitalize and restructure the Company. Additionally, the reverse stock split will potentially normalize the share price and share structure to make it more attractive to a broad range of institutional investors and increase our ability to uplist onto NASDAQ or a major exchange.

Increase in Eligible Institutional and Other Investors. We believe a Reverse Stock Split may increase the price of our Common Stock or potentially decrease its volatility, and thus may allow a broader range of institutional investors with the ability to invest in our stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks whose price is below a certain threshold. We believe that increased institutional investor interest in the Company and our Common Stock will potentially increase the overall market for our Common Stock.

Increase in Analyst and Broker Interest. We believe a Reverse Stock Split would help increase analyst and broker-dealer interest in our Common Stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker/dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines and policies and practices that either prohibit or discourage them from investing or trading such stocks or recommending them to their clients and customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize we may remain a “penny stock” under the rules of the Securities and Exchange Commission because a penny stock trades at less than $5.00, to the extent our stock price increases as a result of the Reverse Stock Split, we think such an increase will position us better if our business continues to increase as we anticipate. Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our common stock can result in shareholders or potential shareholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.

Board Discretion to Implement a Reverse Split

The Board has the authority, in its sole determination without any further action necessary by the stockholders, to effect the Reverse Split. The Board may, in its sole determination, choose to not effect a Reverse Split. The Board believes that this discretionary authority provides the Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our Common Stock and, therefore, better enables it to act in the best interests of the Company. In exercising its discretion, the Board may consider the following factors:

•	the historical trading price and trading volume of the Common Stock;

•	the then prevailing trading price and trading volume of the Common Stock and the anticipated impact of a Reverse Split on the trading market for the Common Stock; and

•	the prevailing general market and economic conditions.

At the close of business on the Record Date, the Company had 46,386,220 shares of Common Stock issued and outstanding. Assuming the Reverse Split had occurred, the Company would have approximately 2,319,311 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares) as of the close of business on the Record Date. The actual number of shares of Common Stock outstanding after giving effect to a Reverse Split will depend on the number of shares of Common Stock outstanding at the time the Reverse Split is effected, subject to the treatment of fractional shares. The Company does not expect the Reverse Split to have any economic effect on stockholders and warrant holders except to the extent a Reverse Split results in fractional shares as discussed below under “Action One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.”

Procedure for Effecting a Reverse Split

To implement the Reverse Split, we will file a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the Sate of Nevada. The Reverse Split would become effective at such time as the Certificate of Amendment is filed with the Secretary of State of the State of Nevada or at such later time as is specified therein. All shares of our Common Stock that were issued and outstanding immediately prior to the effectiveness of the Reverse Split would automatically be converted into new shares of our Common Stock based on the 1-for-20 split ratio.

As soon as practicable after the effective date of the Reverse Split, stockholders of record on the Record Date will receive a letter from our transfer agent asking them to return the outstanding certificates representing pre-split shares of Common Stock, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of Common Stock would be sent to each of our stockholders. Such letter will contain instructions for the surrender of the outstanding certificates representing pre-split shares in exchange for new certificates representing post-split shares. We will not issue fractional shares and will round each fractional share up to the nearest whole share.

We will bear the costs of the issuance of the new stock certificates. Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Our transfer agent is ClearTrust, LLC, whose telephone number and address are (813) 235-4490 and 16540 Point Village Drive, Lutz, Florida 33558, respectively.

Beginning after the effectiveness of the Reverse Split, each certificate representing shares of pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of post-split Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS AND UNTIL THEY ARE REQUESTED TO DO SO.

Disadvantages of a Reverse Stock Split

Even though our Board believes that the potential advantages of the Reverse Split outweigh any disadvantages that might result, the following are the possible disadvantages of the Reverse Split:

(a)	The Reverse Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our Common Stock. These odd lots may be more difficult to sell than shares of our Common Stock in even multiples of 100. In addition, brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

(b)	Because the Reverse Split would result in an increased number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing the additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our best interests or the best interests of our stockholders. The increase in the number of authorized but unissued shares of Common Stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of Common Stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of Common Stock may have the effect of permitting our current members of management, including our current Directors, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the Board is not aware of any attempt to take control of the Company, and the Board did not propose the Reverse Split with the intent that the increase in the number of authorized but unissued shares of Common Stock be utilized as a type of anti-takeover device.

(c)	The increased number of authorized but unissued shares of our Common Stock could be issued by the Board without further stockholder approval, which could result in dilution to the percentage of stock ownership or voting power of our current stockholders.

Effect of the Reverse Split

As of the Record Date, there were 46,386,220 shares of Common Stock issued and outstanding. After the Reverse Split, there will be approximately 2,319,311 shares of Common Stock issued and outstanding, the exact number to be determined after effectiveness of the Reverse Split based on the number of shares of Common Stock outstanding at the time the Reverse Split is effected and on the rounding up to the next whole share for fractional shares, as discussed below under “Action One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.”

Following the effectiveness of the Reverse Split, all of your shares of Common Stock will be represented by a smaller amount of shares. Specifically, every 20 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock.

Subject to the provisions for elimination of fractional shares, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the stockholders. In addition, there will be no change to the rights and preferences of the outstanding shares of Common Stock upon consummation of the Reverse Split.

Effect of the Reverse Split on the Company’s Warrants

Upon effectiveness of the Reverse Split, proportionate adjustments are generally required to be made to the per share conversion price of convertible or exchangeable securities, such as preferred stock. In addition, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being paid under such options and warrants upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following the Reverse Split as was the case immediately preceding the Reverse Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be adjusted proportionately, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company’s consolidated balance sheet attributable to the Common Stock will be reduced based on the ratio of the Reverse Split, and the additional paid-in capital account will be increased by a corresponding amount. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Effective Date

A Reverse Split would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada or at such later date as is specified in such filing. On the effective date, shares of Common Stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the 1-for-20 split ratio.

Treatment of Fractional Shares

No fractional shares will be issued if, as a result of the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share because he or she holds a number of shares not evenly divisible by 20. Instead, we will round each fractional share up to the nearest whole share.

Federal Income Tax Consequences of the Reverse Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder that holds the shares as a capital asset. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non U.S. holder of Common Stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of Common Stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of Common Stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of a Reverse Split. This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non U.S. tax consequences of a reverse stock split.

Based on the assumption that the Reverse Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences relating to the Reverse Split:

•	Receipt of Post-Split Shares in Exchange for Pre-Split Shares: A stockholder should not recognize gain or loss on the receipt of post-split shares of Common Stock in exchange for pre-split shares of Common Stock. The aggregate tax basis of the post-split shares of Common Stock should be equal to the aggregate tax basis of the pre-split shares of Common Stock, and the holding period of the post-split shares of Common Stock should include the holding period of the pre-split shares of Common Stock.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

ACTION TWO

AMENDMENT TO THE ARTICLES OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

The Increase in Authorized Shares of Common Stock

On December 23, 2015, the Board unanimously authorized and approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 70,000,000 shares to 200,000,000 shares (the “Common Share Increase”). On December 30, 2015, a majority of our stockholders approved by written consent the amendment to our Articles of Incorporation, which would effect the Common Share Increase. The Common Share Increase will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation, the form of which is attached hereto as Appendix A, with the Secretary of State of the State of Nevada or at such later time as specified therein.

The Purpose and Reason for the Common Share Increase

The Board believes that the Common Share Increase will provide the Company with greater flexibility in raising additional capital in the future. In this regard, the Board believes that the Common Share Increase will position the Company to take advantage of future business opportunities that are consistent with the Company’s growth strategy, including but not limited to, potentially establishing strategic relationships with corporate partners and engaging in possible acquisitions or financings. The Company does not currently have plans to issue any shares of Common Stock. However, should it decide to do so, the Common Share Increase will allow the Company to issue shares of Common Stock without the expense and delay of a special stockholders’ meeting.

Effect of the Common Share Increase

Upon consummation of the Common Share Increase, stockholder approval will not be required for us to issue any newly-authorized shares of Common Stock. Holders of Common Stock have no preemptive rights, which means that our current stockholders do not have prior rights to purchase any newly issued shares of Common Stock to maintain their current ownership. The issuance of additional shares of Common Stock, without action by the stockholders, will decrease the proportionate equity ownership of our current stockholders and, depending on the price paid for such additional shares, could result in further substantial dilution to our existing stockholders.

In addition, the Common Share Increase could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the Company. For a discussion of the potential anti-takeover effect resulting from an increase in authorized but unissued shares, see paragraph (b) under “Action One ― Amendment to the Articles of Incorporation to Effectuate the Reverse Stock Split ― Disadvantages of a Reverse Stock Split” above.

EFFECTIVENESS OF AMENDMENTS

The Amendments will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada or at such later time as specified therein. The Company reserves the right, upon notice to its stockholders, to abandon or modify the proposed Amendments at any time prior to the effectiveness of the Amendments.

INFORMATION ON CONSENTING STOCKHOLDERS

As of the Record Date, there were 46,386,220 shares of Common Stock, 500.377 shares of Series A Stock, 295.234 shares of Series A-1 Stock, 1,994,200 shares of Series D Stock, and 917,461 shares of Series F Stock issued and outstanding. Holders of our Common Stock and our Preferred Stock are entitled to vote together as a single class in matters subject to a vote of our stockholders. Each share of Common Stock entitles the holder thereof to one vote in matters subject to a vote of our stockholders. Each share of Series A Stock and Series A-1 Stock entitles the holder thereof to the number of votes equal to the number of whole shares of Common Stock into which such shares are convertible as of the Record Date. Each share of Series D Stock and Series F Stock entitles the holder thereof to 20 votes per share held as of the Record Date. Fractional shares are rounded down to the nearest whole number for each series of Preferred Stock. No other class of voting securities was outstanding as of the Record date.

The consenting stockholders are the beneficial owners of approximately 53.4% of the voting power of the Company. Pursuant to the NRS, we have obtained the written consent of holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and no consideration was paid for such consent. The consenting stockholders’ names, affiliation with the Company and beneficial ownership are as follows:

Name, Address and Affiliation of Consenting Stockholders (1)	Common Stock Owned	Percentage of Common Stock Owned	Series of Preferred Stock Owned	Number of Shares of Preferred Stock Series Owned	Percentage of Preferred Stock Series Owned	Common Stock Equivalent of Preferred Stock Series Owned	Percentage of Voting Power Represented by Consenting Shares
5G Investments, LLC (2)			Series D	984,918	49.4%	19,698,360	18.54%
Michael Palleschi(3)			Series F	252,022	26.0%	5,040,440	4.7%
TBK327 Partners, LLC(4)			Series D	334,613	16.8%	6,692,260	6.3%
Lateral JusCom Feeder, LLC(5)			Series D	54,480	2.7%	1,089,600	1.0%
			Series F	223,192	23.0%	4,463,840	4.2%
Lateral FTE Feeder, LLC(6)			Series D	108,961	5.5%	2,179,220	2.1%
			Series F	168,711	17.4%	3,374,220	3.2%
TLP Investments, LLC (7)			Series D	445,445	22.3%	8,908,900	8.4%
John Wood(8)			Series F	113,015	11.6%	2,260,300	2.1%
John Klumpp(9)			Series F	58,757	6.1%	1,175,140	1.1%
Carlie Ancor(10)			Series F	56,507	5.8%	1,130,140	1.1%
Anthony Sirotka(11)			Series F	31,507	3.2%	630,140	0.6%
Sarah Winner(12)			Series F	7,500	0.8%	150,000	0.1%
Total						56,792,560	53.4%

(1)	Unless otherwise noted, the address for each consenting stockholder is 999 Vanderbilt Beach Road, Suite 601, Naples, Florida 34108.
(2)	5G Investments, LLC is a stockholder of the Company as indicated above, having no other business relationships with the Company. The control person of 5G Investments, LLC is Hugh Regan. Mr. Regan is the Executive Director of Investment Banking at Laidlaw & Co. which previously was engaged as an investment banking firm by the Company and is a stockholder of the Company. The address of record for 5G Investments, LLC is 546 5th Avenue, 23rd Floor, New York, New York 10036.
(3)	Michael Palleschi is our Chief Executive Officer and Chairman of our Board.
(4)	TBK327 Partners, LLC is a stockholder of the Company as indicated above, having no other business relationships with the Company. The control person of TBK327 Partners, LLC is Christopher Ferguson. Mr. Ferguson is member of the Board. The address of record for TBK327 Partners, LLC is 1758 Red Hawk Way, Bethlehem, PA 18018.
(5)	The address for Lateral JusCom Feeder, LLC is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402. Lateral JusCom Feeder, LLC is our credit facility holder.
(6)	The address for Lateral FTE Feeder, LLC is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402.Lateral FTE Feeder, LLC is our credit facility holder.
(7)	The control person of TLP Investments, LLC is Amber Palleschi, the spouse of our Chief Executive Officer. The address of record for Mrs. Palleschi is 1454 Palma Blanca Court, Naples, FL 34109.
(8)	John Wood is our Chief Operating Officer.
(9)	John Klumpp is our Chief Strategy Officer and a member of our Board.
(10)	Carlie Ancor is our Chief Technology Officer.
(11)	Anthony Sirotka is our Senior Vice President of Business Development.
(12)	Sarah Winner is our Vice President of Corporate Communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of the Common Stock held by our executive officers and Directors and each person known to us to own more than 5% of our outstanding Common Stock:

Name, Address and Affiliation of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Series of Preferred Stock Beneficially Owned	Number of Shares of Preferred Stock Series Beneficially Owned	Percentage of Preferred Stock Series Beneficially Owned	Common Stock Equivalent of Preferred Stock Series Beneficially Owned	Percentage of Company Voting Power
Directors and Officers:

Michael Palleschi, CEO, Chairman of the Board			Series F	252,022	25.9%	5,040,440	4.7%
David Lethem, CFO	‒	*	‒	‒	‒	‒	*
John Klumpp, Chief Strategy Officer, Director			Series F	58,757	6.0%	1,175,140	1.1%
John Wood, COO			Series F	113,015	11.6%	2,260,300	2.1%
Carlie Ancor, Chief Technology Officer			Series F	56,507	5.8%	1,130,140	1.1%

All Directors and Officers as a Group			Series F	480,301	49.3%	9,606,020	12.7%

5% Stockholders
5G Investments, LLC(2)			Series D	984,918	49.4%	19,698,360	18.4%
TBK327 Partners, LLC(3)			Series D	334,613	16.8%	6,692,260	6.2%
TLP Investments, LLC(4)			Series D	445,445	22.3%	8,908,900	8.3%
Lateral Entities(5)			Series D	163,441	8.2%	3,268,820	3.2%
			Series F	391,903	40.4%	7,838,060	7.5%

*	Less than 1%

(1)	Unless otherwise noted, the address for each beneficial owner is 999 Vanderbilt Beach Road, Suite 601, Naples, Florida 34108.

(2)	The address for Laidlaw & Co. (UK), LTD is 546 5th Avenue, 23rd Floor, New York, New York 10036.

(3)	The control person of TBK 327 Partners, LLC is Christopher Ferguson. The address of record for Mr. Ferguson is 1758 Red Hawk Way, Bethlehem, PA 18018.
(4)	The control person of TLP Investments, LLC is Amber Palleschi, the spouse of our Chief Executive Officer. The address of record for Mrs. Palleschi is 1454 Palma Blanca Court, Naples, FL 34109.

(5)	The Lateral Entities are comprised of Lateral JusCom Feeder, LLC, Lateral FTE Feeder, LLC, and Lateral US Credit Opportunities Fund, L.P. The address for the Lateral Entities is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402. Lateral JusCom Feeder, LLC owns 54,480 shares of Series D Stock, convertible as of the Record Date into 1,089,600 shares of Common Stock, representing 2.7% of the Series D Stock and 1.8% of the voting power of the Company. Lateral JusCom Feeder, LLC also owns 84,386 shares of Series F Stock, convertible as of the Record Date into 1,687,720 shares of Common Stock, representing 9.2% of the Series F Stock and 2.7% of the voting power of the Company. Lateral FTE Feeder, LLC owns 108,961 shares of Series D Stock, convertible as of the Record Date into 2,179,220 shares of Common Stock, representing 5.5% of the Series D Stock and 3.5% of the voting power of the Company. Lateral FTE Feeder, LLC also owns 168,711 shares of Series F Stock, convertible as of the Record Date into 3,374,220 shares of Common Stock, representing 18.4% of the Series F Stock and 5.4% of the voting power of the Company. Lateral US Credit Opportunities Fund, L.P. owns 138,836 shares of Series F Stock, convertible as of the Record Date into 2,776,720 shares of Common Stock, representing 15.1% of the Series F Stock and 4.5% of the voting power of the Company.

NO DISSENTERS’ RIGHTS

 Under the NRS, stockholders are not entitled to dissenter’s rights of appraisal with respect to the Reverse Split.

ADDITIONAL INFORMATION

The Company’s principal executive offices are located at 999 Vanderbilt Beach Road, Suite 601, Naples, Florida 34108. The Company’s telephone number is (877) 878-8136.

We are subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, we file reports and other information, including annual and quarterly reports on Form 10-K and Form 10-Q, respectively, with the SEC. Reports and other information we file with the SEC can be inspected and copied at the SEC’s Public Reference Room, located at the SEC’s headquarters at 100 F Street NE, Washington, DC 20549. You may obtain information on the operations of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of reports and other information we file with the SEC on the SEC’s website at www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

FTE NETWORKS, INC.

FTE Networks, Inc. (the “Company”), a Nevada corporation, does hereby certify:

FIRST: That the Board of Directors (the “Board”) of the Company adopted proposed amendments to the Company’s Articles of Incorporation to effect a reverse stock split and increase the authorized shares of the Company’s common stock, par value $0.001, declaring said amendments to be advisable.

The proposed amendments read as follows:

Article II is hereby amended by striking paragraph A in its entirety and replacing it with the following:

A.           Classes of Stock. The aggregate number of shares the Corporation shall have authority to issue shall be 200,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).

Article II is hereby further amended by renumbering paragraph B as paragraph C and by adding the following new paragraph B after paragraph A:

B.           Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into that fraction of a share of Common Stock of the Corporation at a ratio of 1-for-20 shares (the “Reverse Split”). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Reverse Split. Any fractional shares will be rounded up to the next whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter, and without the necessity for presenting the same, represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of any fractional share interests as described above.

SECOND: That certain of the Company’s stockholders (the “Majority Stockholders”) owning an aggregate of 53.4% of the applicable voting power of the Company’s issued and outstanding stock approved the proposed amendments by giving their written consent, subsequent to which the Company filed with the U.S. Securities and Exchange Commission and mailed to its stockholders an information statement on Schedule 14C to inform said stockholders of the proposed amendments to be made by written consent in lieu of a special meeting.

THIRD: That these amendments were duly adopted in accordance with the provisions of NRS 78.320, 78.385 and 78.390.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this ____ day of _____, 2016.

By:	/s/ Michael Palleschi
Name:	Michael Palleschi
Title:	Chief Executive Officer